SHARE PURCHASE AGREEMENT
                             SAMCO FUND, INC.

         Share Purchase Agreement, by and between SAMCO Fund, Inc., a corporation organized under the laws of Maryland (the "Fund"), and Seix Investment Advisors Inc. (the "Purchaser"), intending to be legally bound, hereby agree as follows:

         WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund proposes to issue and sell shares of its common stock, par value $0.001 per share (the "Common Stock"), to the public pursuant to a Registration Statement on Form N-1A (the "Registration Statement") filed with the Securities and Exchange Commission; and

         WHEREAS, Section 14(a) of the 1940 Act required each registered investment company to have a net worth of at least $100,000 before making a public offering of its securities.

         NOW THEREFORE, the Fund and Purchaser agree as follows:

         1. In order to provide the Fund with its initial capital, the Fund agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase 10,000 shares of Common Stock of the Class A shares of the SAMCO Fixed Income Portfolio, par value $0.001 per share, at a price of $10.00 per share (the "Shares").

         2. The Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof and that it has no present intention to redeem or dispose of any of the Shares.

         3. The Purchaser's rights under the Share Purchase Agreement to purchase the Shares are not assignable.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the 15th day of October, 1997.



                                          SAMCO FUND, INC.


                                            By:
----------------------------
                                                     Paul A. Brook
                                                     Treasurer



                                            By:
---------------------------------
                                                     Seix Investment
                                            Advisors Inc.
                                                     By: Christina Seix,
                                                     Chairman,
                                                     CEO and Chief
                                                     Investment Officer